EXHIBIT 99.1

BOSTON SCIENTIFIC AND CRYOCOR ANNOUNCE SIGNING
OF DEFINITIVE MERGER AGREEMENT

Natick, MA and San Diego, CA (April 16, 2008) -- Boston Scientific Corporation (NYSE:BSX) and CryoCor, Inc. (NASD:CRYO) today announced the signing of a definitive merger agreement, under which Boston Scientific will pay a cash purchase price of $1.35 per share of CryoCor, or approximately $17.6 million.  This acquisition follows a development agreement, in place since June 2007, to pursue therapeutic solutions for atrial fibrillation, or “Afib.”  Afib is the most common cardiac arrhythmia and affects millions of patients.

The existing development agreement involves the development of a console to deliver cryo energy to Boston Scientific’s proprietary cryo balloon catheter.  Boston Scientific’s cryo balloon is being developed to provide a safe, standardized and broadly applicable method to isolate the electrical activity originating from the pulmonary veins, which are believed to be a source for the initiation and propagation of Afib.

“In the current development project, CryoCor’s console demonstrated its ability to efficiently deliver nitrous oxide to our proprietary cryo balloon catheter,” said Fred Colen, Executive Vice President, Operations and Technology, Boston Scientific Cardiac Rhythm Management.  “This acquisition will allow us to further refine this base console technology, and gaining exclusive rights to CryoCor’s family of intellectual property will provide us a key strategic advantage.  This is a good example of our Cardiac Rhythm Management and Electrophysiology teams working together to advance our most promising technologies and to potentially make new Afib solutions a reality for electrophysiologists and their patients.”

“We are pleased to see our cryoablation system and our intellectual property assets partnered with one of the world’s leading electrophysiology companies,” said Ed Brennan, Chief Executive Officer of CryoCor.

The acquisition, which has been approved by the Board of Directors of CryoCor, is structured as a cash tender offer.  The parties have agreed to commence the tender offer within the next 10 business days, followed by a second-step merger in which any untendered CryoCor shares would be converted into the right to receive the same cash price per share as shareholders who tendered in the tender offer.  Both the tender offer and the merger are subject to terms and conditions detailed in the merger agreement.  The merger is expected to close this quarter.

About Boston Scientific Corporation

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

Boston Scientific’s Electrophysiology business is a leader in cardiac ablation products designed to treat common cardiac arrhythmias.  Its line of Blazer™, Blazer XP™ and Chilli II™ products are used to treat arrhythmias such as Atrial Flutter and Ventricular Tachycardia.  The Electrophysiology business also supplies a complete line of multi-electrode diagnostic catheters, ultrasound (ICE) catheters and accessories.  The cryo balloon catheter is currently under development and not approved for sale.

About CryoCor, Inc.

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias.  The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue.  The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002.  In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation and the Cryoablation System has been approved for the treatment of right atrial flutter.  For more information please visit the Company’s website at http://www.cryocor.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding new product development and performance, acquisitions and integration of acquired companies, development plans and expenditures, and our growth strategy.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and, future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A- Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

Additional Information

The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell CryoCor common stock. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer described in this press release when they become available because they will contain important information, including the terms of and conditions to the tender offer. The tender offer statement will be filed by Padres Acquisition Corp., an indirect wholly-owned subsidiary of Boston Scientific, with the Securities and Exchange

Commission (“SEC”) and the solicitation/recommendation statement will be filed by CryoCor with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Boston Scientific and CryoCor with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to Investor Relations of CryoCor,Inc.

CONTACTS FOR BOSTON SCIENTIFIC:	Paul Donovan 508-650-8541 (office) 508-667-5165 (mobile) Media Relations Boston Scientific Corporation Larry Neumann 508-650-8696 (office) Investor Relations Boston Scientific Corporation

CONTACTS FOR CRYOCOR:	Gregory J. Tibbitts
Chief Financial Officer
CryoCor, Inc.
(858) 909-2200
gtibbitts@cryocor.com

Stephanie Carrington / Zack Kubow
The Ruth Group
(646) 536-7017 / 7036
scarrington@theruthgroup.com
zkubow@theruthgroup.com